UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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eBay Inc.
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On March 11, 2014, eBay Inc. (the “Company”) made available the following content at https://bettertogether.ebayinc.com/ :

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On March 11, 2014, Marc Andreessen, a member of eBay Inc.’s board of directors, issued the following statement:

Carl Icahn 2014 Would Look Askance at Carl Icahn 1985′s Choice of Business Partner

March 11, 2014

Excerpts from James B. Stewart’s book “Den of Thieves”:

Ivan Boesky’s longtime friend, Carl Icahn, suggested that Boesky look into the shares of Gulf + Western, a force both in Hollywood, with its Paramount Pictures unit, and in publishing, with Simon & Schuster. Both businesses appealed strongly to Boesky’s escalating ambitions, and Icahn told Boesky he thought Gulf + Western shares were “significantly undervalued.” Boesky began amassing a position, stopping at just under the 5% level that would require public disclosure.

Boesky remained in close contact with Icahn, who also owned a large stake in Gulf + Western. Together, they had just under 10% of the company, making them formidable shareholders. So Icahn suggested that the two of them, “as two shareholders,” visit Martin Davis, Gulf + Western’s chairman. Boesky obtained an opinion from his lawyers that he and Icahn weren’t a “group.” If so, they would have had to [as required by federal securities law] make a public disclosure of their holdings and their intentions. …

Now that Boesky had become a shareholder as large as Icahn, Davis felt he had no choice but to meet with them. He invited them to dine with him on September 5 in his private dining room atop the Gulf + Western building at the southwestern corner of Central Park. Davis made Boesky’s bodyguard check his weapon with Gulf + Western’s own security guards. Boesky didn’t like that, but otherwise he lavished praise on Davis, saying he thought Gulf + Western to be an “exceptional company.” Davis he described as an “exceptional manager” and an “outstanding manager.” Davis was immediately suspicious. Boesky was laying it on too thick, and Davis found it obnoxious.

That evening, in the wake of all the praise, Boesky and Icahn proposed a leveraged buyout in which the company would be taken private, with Icahn and Boesky owning it, along with management. Davis would remain as chairman, they assured him. With G + W stock in the low forties, they were prepared to offer $52 a share, an amount, Boesky said, that could leave Davis with “$100 million in your pocket.”

Davis was appalled. “You’d be raping the shareholders,” he exclaimed. Davis deemed the proposal to be little more than an attempt at bribing him to sell the company at a low price. Boesky agreed that it was a lowball bid, but seemed unfazed. “You’d be my partner,” Boesky said, as odious a prospect as Davis could imagine.

Davis prudently said he’d consider the suggestion. Unlike many chairmen of public companies, he’d often said his principal goal was to increase shareholder value, and he wouldn’t reject takeover bids out of hand. Too many managements were stealing companies through LBOs at scandalously low prices, however, and he wasn’t about to join their ranks. He told Icahn and Boesky that he liked running a public company, and wanted to keep it that way. He phoned Boesky soon after, politely rejecting their suggestion for a leveraged buyout. …

Boesky called Davis, and this time the lavish praise and warmth were conspicuously absent. He threatened to go up to 9.9%, adding “I want two seats on the board.” Davis was firm. “That’s not going to happen. You’re not welcome. Period.”

Boesky paused briefly, and said, “Then buy me out.” He asked for $45 a share; the stock had closed that day at $44. “Absolutely not,” Davis replied. “When the stock trades at $45, I’ll entertain the possibility of buying you out.” The company had recently announced a plan to buy back its own stock, but Davis wasn’t about to pay greenmail, which was what Boesky and Icahn now wanted. …

[Boesky later told federal officials] about his visits to Gulf + Western with Icahn, a possible 13-D [federal securities law] violation…

Conspicuous by his absence [in federal prosecutions following the corporate raider saga of the 1980s] was the once formidable raider Carl Icahn, who figured so prominently in the Gulf + Western manipulation charges and who had been included in Boesky’s initial proffer to the government. Icahn was never charged with a crime… Prosecutors had never been able to prove that Icahn and Boesky had acted as a “group,” within the meaning of securities laws, when they joined to threaten Gulf + Western, even though their behavior had had virtually the same effect as if they had.
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New York Times, 12/19/87, http://www.nytimes.com/1987/12/19/business/boesky-sentenced-to-3-years-in-jail-in-insider-scandal.html:

Ivan F. Boesky, once among the financial world’s most powerful speculators and now a symbol of Wall Street’s excesses, was sentenced yesterday to three years in prison…

The United States Attorney, Rudolph W. Giuliani, expressed satisfaction with the sentence. Other lawyers and Wall Street officials said it was somewhat lenient but in line with their expectations. Mr. Giuliani called the three-year prison term “a heavy sentence,” emphasizing its importance to deterring white-collar crime. He said it was “well deserved…”

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

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